Exhibit 10.27

Summary of Executive Officer Compensation

The following executive officers of ABIOMED, Inc. are at will employees of ABIOMED, Inc. and have not entered into a formal employment agreement with ABIOMED, Inc. The current understanding between each employee and ABIOMED, Inc. with respect to the employee’s compensation, as approved by the Compensation Committee on May 16, 2018, is as follows:

Name	Base Salary (Effective June 1, 2018)	Target Fiscal 2019 Bonus (Percentage of Salary)
William J. Bolt	$354,412	65%

Andrew J. Greenfield	$329,909	60%

Michael G. Howley	$362,240	65%

These officers are also eligible to receive grants of stock options and other awards at the discretion of ABIOMED’s Compensation Committee.

We have an employment agreement with our Chief Executive Officer, Michael R. Minogue, which sets forth the terms of his employment. Mr. Minogue’s current salary, effective June 1, 2018, is $ 753,391 and his target bonus for fiscal 2019 is 195% of salary. We have an offer letter with our Chief Financial Officer, Todd A. Trapp, which sets forth the terms of his employment. Mr. Trapp’s current salary is $ 480,000 and his target bonus for fiscal 2019 is 65% of salary. We also have an offer letter with our Chief Operating Officer, David M. Weber, which sets forth the terms of his employment. Mr. Weber’s current salary, effective June 1, 2018, is $ 433,886 and his target bonus for fiscal 2019 is 85% of salary.